Exhibit 99.1


                                     ANNTAYLOR
                                     NEWS RELEASE
                                     142 WEST 57TH  STREET  NEW YORK, N.Y. 10019


         ANN TAYLOR ANNOUNCES FISCAL YEAR 2003 FIRST QUARTER EARNINGS
         ------------------------------------------------------------

      NEW YORK, NEW YORK, May 14, 2003 - AnnTaylor  Stores  Corporation  (NYSE:
ANN) announced today net income for the first quarter ended May 3, 2003 of $17,928,000, or $0.39 per share on a diluted basis (on an average of 47.9 million shares outstanding), compared to net income of $20,922,000, or $0.45 per share on a diluted basis (on an average of 48.3 million shares outstanding), in the first quarter of fiscal 2002. Fiscal 2002 first quarter earnings per share and shares outstanding have been restated to reflect the 3-for-2 stock split that occurred in May 2002.

      As previously reported, total net sales for the first quarter of fiscal 2003 totaled $352,017,000, up 1.9 percent from $345,392,000 in the first quarter of fiscal 2002. By division, net sales were $201,326,000 for Ann Taylor and $119,923,000 for Ann Taylor Loft. Comparable store sales for the first quarter of fiscal 2003 decreased 6.5 percent, compared to a comparable store sales increase of 0.1 percent for the first quarter of fiscal 2002. Comparable store sales by division for the quarter were down 8.1 percent for Ann Taylor, compared to a 2.1 percent decrease last year, and down 2.8 percent for Ann Taylor Loft, compared to a 5.9 percent increase last year.

      Ann Taylor Chairman J. Patrick Spainhour said, "Sales trends at Ann Taylor Loft significantly improved during the last six weeks of the quarter as a result of our great fashion at a value. Based on the sales momentum going into May and our product investment, we feel positive about second quarter business at Ann Taylor Loft.

      At Ann Taylor, we continue to struggle with our offering which lacks the modern sophistication our client demands. We expect that the fashion misses experienced during the first quarter will continue for the remainder of the spring season. However, for the fall season, we look forward to improved fashion elements that will help elevate our sales trends."

      Mr. Spainhour continued, "Factoring in continued success at Ann Taylor Loft and product inconsistencies at Ann Taylor, we currently project earnings per share on a diluted basis for the second quarter in the range of $0.35 - $0.37, in the range of $0.98 - $1.04 for the fall season, and in the range of $1.72 - $1.80 for the 2003 fiscal year. Additionally, we expect second quarter, and May, June and July, total company comparable store sales to be in the low single-digit negative to flat range. For the quarter, comparable store sales are expected to be down low single digit negative for Ann Taylor and up low single digit positive for Ann Taylor Loft."

      Total inventory levels at the end of the first quarter of fiscal 2003 were up 5 percent on a per square foot basis compared to last year. Inventory levels at both concepts were up approximately the same amount. All comparisons include inventory attributable to Ann Taylor Global Sourcing. The Company expects inventory levels on a per square foot basis to be flat to low single-digit positive for the full year, compared to last year.
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
                                                                     ANNTAYLOR 2

      Gross margin, as a percentage of net sales, decreased slightly to 53.7 percent in the first quarter of fiscal 2003, compared to 54 percent in the first quarter of fiscal 2002.

      Selling, general and administrative expenses during the first quarter of fiscal 2003, were $158,618,000, or 45.1 percent of net sales, compared to
$151,081,000, or 43.7 percent of net sales for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales is primarily the result of an overall deleveraging of expenses due to negative comparable store sales, and higher tenancy and new store operations expenses. These increases were partially offset by a decrease in the provision for management performance bonus. Additionally, 2002 was favorably impacted by a gain on the sale of the Ann Taylor proprietary credit card.

      Operating profit was 8.6 percent of net sales in the first quarter of fiscal 2003, compared to 10.3 percent of net sales in the first quarter of last year.

      During the first fiscal quarter, the Company opened one new Ann Taylor store and 17 new Ann Taylor Loft stores. The total store count at the end of the first quarter was 602, comprised of 351 Ann Taylor stores, 224 Ann Taylor Loft stores, and 27 Ann Taylor Factory stores.

      Total store square footage increased 8.7 percent to 3,400,000 square feet as of May 3, 2003, from 3,128,000 square feet at the end of the first quarter of fiscal 2002. Total square footage, by division, as of the end of the first quarter was 1,815,000 square feet for Ann Taylor and 1,336,000 square feet for Ann Taylor Loft.

      Total long-term debt at May 3, 2003 was $122,515,000. The Company had no borrowings outstanding under its $175,000,000 credit facility at the end of the first quarter of fiscal 2003.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 602 stores in 42 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
                            -----------------


FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

================================================================================

                                                                    ANNTAYLOR  3


                               #  #  #
   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484
                             - - - Tables Follow - - -

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
                                                                    ANNTAYLOR  4


                         ANNTAYLOR STORES CORPORATION
                         ----------------------------
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------
              FOR THE QUARTERS ENDED MAY 3, 2003 AND MAY 4, 2002
                                  (UNAUDITED)

                                                            QUARTERS ENDED
                                                         ---------------------
                                                          MAY 3,       MAY 4,
                                                           2003         2002
                                                         --------     --------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)

Net sales ............................................   $352,017    $345,392
Cost of sales ........................................    163,002     158,829
                                                         --------    --------
Gross profit .........................................    189,015     186,563
Selling, general and administrative expenses .........    158,618     151,081
                                                         --------    --------
Operating income .....................................     30,397      35,482

Interest income ......................................        688         516
Interest expense .....................................      1,694       1,699
                                                         --------    --------
Income before income taxes ...........................     29,391      34,299
Income tax provision .................................     11,463      13,377
                                                         --------    --------
Net income ...........................................   $ 17,928    $ 20,922
                                                          =======     =======


Basic earnings per share of common stock .............   $   0.41    $   0.48
                                                          =======     =======
Weighted average number of shares outstanding ........     44,043      43,978
                                                          =======     =======
Diluted earnings per share of common stock ...........   $   0.39    $   0.45
                                                          =======     =======
Weighted average number of shares outstanding,
   assuming dilution .................................     47,915      48,305
                                                          =======     =======

Number of stores open at beginning of period .........        584         538
Number of stores opened during period ................         18          13
Number of stores expanded/relocated* during period ...          1         ---
Number of stores closed during period ................        ---         ---
Number of stores open at end of period ...............        602         551

Total store square footage at end of period ..........      3,400       3,128



-------------------
*Expanded stores are excluded from comparable store sales for the first year following expansion.


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
                                                                    ANNTAYLOR 5

                         ANNTAYLOR STORES CORPORATION
                         ----------------------------
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     -------------------------------------
                       MAY 3, 2003 AND FEBRUARY 1, 2003
                                  (UNAUDITED)

                                                        MAY 3,       FEBRUARY 1,
                                                        2003            2003
                                                     -----------    -----------
                       ASSETS                              (in thousands)

Current assets:
  Cash and cash equivalents ......................   $   188,274    $   212,821
  Accounts receivable, net .......................        20,436         10,367
  Merchandise inventories ........................       196,401        185,484
  Prepaid expenses and other current assets ......        53,975         46,599
                                                     -----------    -----------
      Total current assets .......................       459,086        455,271
Property and equipment, net ......................       242,948        247,115
Goodwill, net ....................................       286,579        286,579
Deferred financing costs, net ....................         3,949          4,170
Other assets .....................................        16,996         17,691
                                                     -----------    -----------
      Total assets ...............................   $ 1,009,558    $ 1,010,826
                                                     ===========    ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...............................   $    62,003    $    57,058
  Accrued expenses ...............................        79,170         94,137
  Current portion of long-term debt ..............          --             --
                                                     -----------    -----------
      Total current liabilities ..................       141,173        151,195

Long-term debt, net ..............................       122,515        121,652
Deferred lease costs and other liabilities .......        26,075         23,561

Stockholders' equity:
  Common stock, $.0068 par value;
  120,000,000 shares authorized;
  48,953,485 and 48,932,860 shares
  issued, respectively ...........................           332            332
  Additional paid-in capital .....................       500,420        500,061
  Retained earnings ..............................       313,401        296,113
  Deferred compensation on restricted stock ......        (5,584)        (3,968)
                                                     -----------    -----------
                                                         808,569        792,538
      Treasury stock, at cost
         4,660,851 and 4,050,972
         shares, respectively ....................       (88,774)       (78,120)
                                                     -----------    -----------
      Total stockholders' equity .................       719,795        714,418
                                                     -----------    -----------
      Total liabilities and stockholders' equity..   $ 1,009,558    $ 1,010,826
                                                     ===========    ===========